                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. _____)

Filed by Registrant [x]
Filed by Party other than Registrant [ ]

Check the appropriate box:

   [x]   Preliminary Proxy Statement
   [ ]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12



                            COMSTOCK RESOURCES, INC.
                (Name of Registrant as Specified in its Charter)


                            COMSTOCK RESOURCES, INC.
                   (Name of Person(s) Filing Proxy Statement)



Payment of Filing Fee (check the appropriate box):

   [x]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(j)(2)
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
   [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         4)   Proposed maximum aggregate value of transaction:

              *Set forth amount on which filing fee is calculated and state how it was determined.


   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

         1)   Amount previously paid:
         2)   Form, Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

                                                                PRELIMINARY COPY
                            COMSTOCK RESOURCES, INC.

                                5005 LBJ FREEWAY
                                   SUITE 1000
                              DALLAS, TEXAS  75244

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 23, 1995

To the Stockholders of Comstock Resources, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Comstock Resources, Inc. will be held at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas, on May 23, 1995 at 8:30 A.M., CDT, for the following purposes:

     1. to elect two Class A directors to serve terms of three years and until their successors are duly elected and qualified;

     2. to adopt the Restated Articles of Incorporation of Comstock Resources, Inc.;

     3. to ratify the appointment of Arthur Andersen LLP as independent public accountants for 1995; and

     4. to transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 12, 1995 as the record date for determining the stockholders entitled to vote at the meeting. A list of such stockholders will be open to examination of any stockholder at the Company's offices at 5005 LBJ Freeway, Suite 1000, Dallas, Texas, 75244, during ordinary business hours, for a period of at least ten days prior to the meeting.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                                      ROLAND O. BURNS
                                                          SECRETARY

Dallas, Texas,
April ____, 1995


                                   IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                                                                PRELIMINARY COPY

                            COMSTOCK RESOURCES, INC.

                                5005 LBJ Freeway
                                   Suite 1000
                              Dallas, Texas  75244


                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS



                            To Be Held May 23, 1995


     The Board of Directors of Comstock Resources, Inc., a Nevada corporation (the "Company"), hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held at the Westin Hotel Galleria, Dallas, Texas, at 8:30 A.M., CDT, on May 23, 1995, or at any adjournment thereof. The expenses of this solicitation will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to distribute materials to brokers and other nominees and has agreed to pay CIC fees and expenses of approximately $1,000 for its services. Proxies may be solicited by mail, personal interview, telegram and telephone by directors, officers, employees and agents of the Company without compensation.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April ____, 1994. The principal executive office of the Company is located at 5005 LBJ Freeway, Suite 1000, Dallas, Texas 75244, telephone (214) 701-2000.

     Only stockholders of record at the close of business on April 12, 1995 are entitled to vote at the meeting. On that date, there were 12,448,631 shares of the Company's common stock, $.50 par value, (the "Common Stock") outstanding. Included in the total outstanding shares are _________ shares reserved for conversion of shares which have not been tendered for exchange subsequent to the Company's reincorporation in Nevada in 1981. Such shares are not eligible to vote at the annual meeting. Holders of the Series 1994 Convertible Preferred Stock and 1994 Series B Convertible Preferred Stock are entitled to vote on all matters on an as converted basis or the equivalent of 1,500,000 shares and 2,000,000 shares of Common Stock, respectively. Accordingly, the aggregate shares entitled to vote at the meeting are ________________. Each share is entitled to one vote.

     You are encouraged to attend the meeting and vote in person. Execution of the enclosed proxy will not in any way affect your right to do so. A stockholder may revoke a proxy at any time prior to the voting thereof by filing with the Secretary of the Company, prior to the stockholder vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting.

     Attendance at the meeting, either in person or by proxy, by the record holders of a majority of the outstanding shares of the Common Stock constitutes a quorum. Cumulative voting is not permitted.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of six members comprised of three classes (Class A, B, and C). Directors are elected in classes to serve terms of three years. The Class A directors currently serving are Franklin B. Leonard and Cecil E. Martin, Jr. The Class B directors, whose term expires in 1996, are M. Jay Allison and Herbert C. Pell, III. The Class C directors, whose term expires in 1997, are Richard S. Hickok and Harold R. Logan. At the Annual Meeting, two Class A directors will be elected, each for a term of three years beginning in 1995 and until his successor is duly elected and qualified. Accordingly, the Board has nominated for re-election Franklin
B. Leonard and Cecil E. Martin, Jr.

                         NOMINEES FOR THREE-YEAR TERMS

     FRANKLIN B. LEONARD, (67) Director

     Mr. Leonard has been a director of the Company for the past 35 years. From 1961 to 1994, he has served as the President of Crossley Surveys, Inc., a company that conducts statistical surveys. Mr. Leonard also served as a director of Glen Ridge Savings and Loan Association from 1968 to 1990.

     CECIL E. MARTIN, JR., (53) Director

     Mr. Martin, a director of the Company since 1988, is a certified public accountant and directed a public accounting firm in Richmond, Virginia from 1973 to 1991. Mr. Martin filed for Chapter 11 bankruptcy in 1991 and was discharged from bankruptcy in 1992.

                         DIRECTORS CONTINUING IN OFFICE

     M. JAY ALLISON, (39) President, Chief Executive Officer and Director

     Mr. Allison was elected President and Chief Executive Officer of the Company in 1988 and has served as a director of the Company since 1987. Previously, he served as the Vice President and Secretary of the Company from
1987 to 1988.   Mr. Allison was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas from 1981 to 1987 and through his ownership interest in Midwood Petroleum, Inc. was active in the acquisition and development of oil and gas properties from 1983 to 1987. Mr. Allison received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively.


     RICHARD S. HICKOK, (69) Director

     Mr. Hickok, a director of the Company since 1987, also serves as chairman of the Company's Audit Committee. Mr. Hickok was the Chairman of the Board of Directors of the accounting firm of KMG Main Hurdman, where he was employed from 1948 until his retirement. Mr. Hickok's professional activities have included extensive involvement with the American Institute of Certified Public Accountants, having served on over 15 committees over a 20-year period. In addition, he has served as Trustee and Chairman of the Audit Committee (1978-1980) of the Financial Accounting Foundation. Mr. Hickok also serves as a director of Marsh & McLennan Companies, Inc., Alpine Lace Brands, Inc., Marcam, Inc., Projectavision, Inc. and Geonex, Inc.

     HAROLD R. LOGAN, (73) Chairman of the Board of Directors

     Mr. Logan has served as the Chairman of the Board of Directors of the Company since his election to the Board in 1987. Mr. Logan spent 25 years with W. R. Grace & Co. where he headed up Grace's Energy Division. Mr. Logan retired as Vice Chairman of W. R. Grace & Co. in 1986. Mr. Logan currently serves as a trustee of the Neuberger and Berman Income Funds and has served as a director of the Whitman Corporation from 1982 through 1992 and Chelsea Industries, Inc. from 1985 through 1989.

     HERBERT C. PELL, III, (49) Director

     Mr. Pell, a director of the Company since 1988, is a substantial owner, officer and director of certain Arizona based companies primarily involved in automobile sales and service. Mr. Pell graduated from Rhode Island School of Design in 1969. Mr. Pell filed for Chapter 11 bankruptcy in 1990, and was discharged from Chapter 11 in 1992. Additionally, a privately held corporation principally owned by Mr. Pell was placed in bankruptcy in 1991.

     There is no family relationship among any of the officers or directors of the Company.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During 1994, the Board of Directors held six meetings, and each Director participated in at least 75% of the Board of Directors' meetings.

     The Company's Audit Committee has responsibility for recommending retention or change of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, accounting and financial policies and practices, audit scope and adequacy of the Company's internal control structure. The Audit Committee consists of Richard S. Hickok as Chairman, and Franklin B. Leonard and Herbert C. Pell, III as members. The Audit Committee held one meeting during 1994 at which all members were present. In addition, the Company's Chief Financial Officer, as well as the Company's independent public accountants, consult regularly with the Audit Committee on an informal basis to discuss various accounting related issues.

     The Company's Executive Committee is authorized to act and acts during the intervals between the meetings of the Board of Directors and has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except the power to declare dividends; to adopt, amend or repeal bylaws; to adopt an agreement of merger or consolidation; to sell substantially all of the Company's assets; to recommend a dissolution of the Company to the stockholders; or to authorize the issuance of stock of the Company. The Executive Committee consists of M. Jay Allison as Chairman, and Cecil E. Martin, Jr. and Harold R. Logan as members. The Executive Committee held two meetings during 1994 at which all members were present.

     The Company's Compensation Committee reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee consists of Cecil E. Martin, Jr., as Chairman, Harold R. Logan and Herbert C. Pell, III as members. The Compensation Committee held one meeting during 1994 at which all members were present.

     The Company has not established a formal nominating committee and presently the full Board of Directors considers nominating issues.

                           COMPENSATION OF DIRECTORS

     The Company pays annual fees to directors who are not employees of the Company. The Company pays an annual fee of $20,000 to Mr. Logan, the Chairman of the Board of Directors, and an annual fee of $18,000 to each of Messrs. Hickok and Martin, who chair committees, and an annual fee of $15,000 to each of Messrs. Leonard and Pell. The Company also pays Mr. Logan and Mr. Martin for additional services provided to the Company under consulting agreements which provide for annual payments of $24,000 and $18,000, respectively. Under a plan established by the Board of Directors, each director can make an annual election to receive his director and consulting fees in cash or in the equivalent number of shares of Common Stock at the then current market price of Common Stock. In January 1994, the Company issued 37,667 shares of Common Stock, at its then current market value of $3.00 per share, to four of its non-employee directors, in full payment of director fees for 1994 aggregating $71,000 and for amounts due to Mr. Logan and Mr. Martin under the consulting agreements aggregating $42,000.

     Under the Company's 1991 Long-term Incentive Plan, each non-employee director was awarded options to purchase 45,000 shares of Common Stock at $2.00 a share. Such options vest over a 10 year period.

     SHARES REPRESENTED BY PROXIES WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES UNLESS OTHERWISE INDICATED ON THE PROXY. IF AT THE TIME OF THE MEETING, EITHER NOMINEE HAS BECOME UNAVAILABLE FOR ANY REASON, THE PERSONS ENTITLED TO VOTE THE PROXY SHALL VOTE FOR SUCH SUBSTITUTE NOMINEE OR NOMINEES AS THEY, IN THEIR DISCRETION, MAY DETERMINE. THE COMPANY KNOWS OF NO REASON WHY EITHER NOMINEE WOULD BE UNAVAILABLE TO SERVE.

     UNDER NEVADA LAW, DIRECTORS WILL BE ELECTED BY A PLURALITY VOTE AND THE TWO PERSONS RECEIVING THE GREATEST NUMBER OF VOTES WILL BE ELECTED AS THE CLASS A DIRECTORS. BECAUSE DIRECTORS ARE ELECTED BY A PLURALITY VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL NOT AFFECT THE OUTCOME OF THE ELECTIONS SINCE NO PARTICULAR MINIMUM VOTE OF THE SHARES PRESENT OR REPRESENTED AT THE MEETING AND ENTITLED TO VOTE IS REQUIRED.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information, as of April ____, 1995, with respect to the beneficial ownership of Common Stock by (i) each current executive officer of the Company named in the Summary Compensation Table set forth in this Proxy Statement, (ii) each director (and nominee for director) of the Company, and (iii) all directors and executive officers of the Company as a group.

  Name of Beneficial Owner                            Address                  Shares (1)(2)         Percent
- -------------------------------       --------------------------------------   --------------       ----------
  M. Jay Allison                        5005 LBJ Frwy, Suite 1000                667,373             5.24%
                                        Dallas, Texas 75244

  Roland O. Burns                       5005 LBJ Frwy, Suite 1000                103,250              .83%
                                        Dallas, Texas 75244

  Richard S. Hickok                     750 Lexington Avenue, 7th Floor           75,072(3)           .60%
                                        New York, New York 10022

  Franklin B. Leonard                   30 Queequeg Rd.                          124,379             1.00%
                                        Nantucket, MA 02554

  Harold R. Logan                       3172 S. E. Fairway West                  138,892             1.11%
                                        Stuart, Florida 34997

  Cecil E. Martin, Jr.                  4435 Waterfront Dr. Suite 200            592,495(4)(5)       4.64%
                                        Glen Allen, Virginia 23060

  James L. Menke                        5005 LBJ Frwy, Suite 1000                   -                 -
                                        Dallas, Texas 75244

  Herbert C. Pell, III                  1701 West Broadway                       144,573(6)          1.15%
                                        Mesa, Arizona 85202


All Directors and Executive Officers
  as a Group (8 persons)                                                       1,846,034            13.90%


- --------------------------
(1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and investment powers.
(2) Includes shares issuable pursuant to stock options which are presently exercisable or exercisable within 60 days of April ___, 1995, in the following amounts: Mr. Allison - 290,000 shares; Mr. Burns - 49,250 shares; Mr. Hickok - 31,500 shares; Mr. Leonard - 31,500 shares; Mr. Logan -
    31,500 shares; Mr. Martin - 22,500 shares; and Mr. Pell - 22,500 shares.
(3) Includes 32,572 shares held by a corporation owned 90% by Mr. Hickok's wife and 10% by Mr. Hickok's children.
(4) Includes 135,632 shares and options to purchase 30,800 shares held by Mr. Martin's wife as trustee on behalf of family trusts and 3,018 shares held by Mr. Martin as custodian for family members.
(5) Includes an option to purchase 265,000 shares held by the Ewing Oil, Inc. Liquidating Trust of which Mr. Martin is the trustee. The option is to purchase shares of Common Stock at $9.00 a share and expires on May 25, 1995.
(6) Includes 39,361 shares and options to purchase 55,600 shares held by the Pell Family Trust of which Mr. Pell is one of the beneficiaries and 3,025 shares held by corporations controlled by Mr. Pell.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and all other executive officers of the Company.


                           SUMMARY COMPENSATION TABLE


                                                                                           Long-term Compensation
                                                                                  ---------------------------------------
                                                Annual Compensation                       Awards                Payouts
                                           ---------------------------------      -------------------------    ----------
                                                                      Other                      Securities    Long-term    All
                                                                     Annual       Restricted     Underlying    Incentive   Other
                                                                     Compen-         Stock        Options/       Plan     Compen-
 Name and Principal                        Salary       Bonus       sation(1)      Awards(2)        SARs        Payouts   sation (3)
      Position                 Year         ($)          ($)           ($)            ($)            (#)          ($)       ($)
- ------------------------------------------------------------------------------------------------------------------------------------
M. Jay Allison,                1994        241,500      130,000         -              -              -            -         -
 President and                 1993        241,500      110,000         -              -             115,000       -         -
 Chief Executive Officer       1992        241,500        -             -              -              -            -         325
- ------------------------------------------------------------------------------------------------------------------------------------
Roland O. Burns,               1994        123,500       30,000         -              -              -            -         -
 Sr. Vice President and        1993        107,000       35,000         -              -              29,250       -         -
 Chief Financial Officer       1992         94,500        -             -              -              -            -         -
- ------------------------------------------------------------------------------------------------------------------------------------
James L. Menke,                1994         59,924       15,000         -              -              -            -         -
 Vice President of             1993          -            -             -              -              -            -         -
 Operations(4)                 1992          -            -             -              -              -            -         -
- ------------------------------------------------------------------------------------------------------------------------------------
Richard K. Myers,              1994         57,167        -             -              -              -            -         -
 Vice President of Expl.       1993         77,458       15,000         -              -              50,000       -         -
 and Acquisitions(5)           1992          -            -             -              -              -            -         -

(1) The value of all perquisites provided to each executive officer by the Company did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for the year.
(2) Restricted stock grants under the Company's 1991 Long-term Incentive Plan were made in 1991 to Mr. Allison and Mr. Burns for 250,000 and 50,000 shares of common stock, respectively. The restricted stock vests 10% for each year of service provided to the Company with credit given for service to the Company prior to the date of grant. As of December 31, 1994, 175,000, and 20,000 shares held by Messrs. Allison and Burns, respectively, were 100% vested.
(3) Amount reflects insurance premiums paid by the Company on the portion of key man life insurance benefits that would not be payable to the Company.
(4) Mr. Menke was appointed Vice President of Operations on March 21, 1994.
(5) Mr. Myers was appointed Vice President of Exploration and Acquisitions on March 21, 1994 and resigned on July 31, 1994. Mr. Myers served as Vice President of Operations from September 1, 1993 to March 21, 1994.

      No stock options were granted to the named executive officers in the year ended December 31, 1994.

      The following table sets forth certain information with respect to stock options exercised in the year ended December 31, 1994 by the named executive officers and the value of such officers' unexercised options at December 31, 1994.


    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES


                                                     Number of Securities             Value of Unexercised
                                               Underlying Unexercised Options         In-the-Money Options
                       Shares                          at Fiscal Year-End             at Fiscal Year-End (1)
                     Acquired on      Value                   (#)                               ($)
                      Exercise      Realized     -----------------------------       -------------------------------
       Name              (#)           ($)       Exercisable    Unexercisable        Exercisable     Unexercisable
- --------------------------------------------------------------------------------------------------------------------
M. Jay Allison            -             -            300,000            75,000         298,125            98,438
- --------------------------------------------------------------------------------------------------------------------
Roland O. Burns           -             -             49,250            30,000          42,516            39,375
- --------------------------------------------------------------------------------------------------------------------
Richard K. Myers        22,000       28,000              -                 -               -                 -
- --------------------------------------------------------------------------------------------------------------------

(1) The last sale price for a share of common stock as reported by The NASDAQ Stock Market on December 30, 1994 was $3.3125 and the exercise prices of the options ranged from $2.00 to $7.00 per share.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1994 with the cumulative return on the NASDAQ Stock Market Index and an index composed of all publicly traded oil and gas companies within SIC Code 1311, consisting of approximately 200 companies. The graph assumes that $100 was invested in each category on the last trading day of 1989 and that dividends were reinvested.

                             1989     1990      1991      1992      1993      1994
Comstock Resources, Inc.      $100       $45       $15       $23       $38       $41
Public Oil & Gas Producers    $100       $86       $90       $86      $102      $106
NASDAQ Index                  $100       $85      $136      $159      $181      $177

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee's duties include the annual review and approval of the Company's management compensation strategy, review and determination of individual elements of compensation for the Company's executive officers and oversight of the administration of the Company's 1991 Long-term Incentive Plan (the "Incentive Plan"). The Compensation Committee has not established any specific criteria in determining executive compensation.
To achieve the basic goals of the Company's compensation polices, the Compensation Committee sets annual base salaries for the chief executive officer and the other executive officers and awards discretionary bonuses based on the Company's financial performance during the prior year, as well as the Compensation Committee's assessment of an individual's own performance in the position held by that person. In 1994, the Compensation Committee held two meetings.

Base Salaries. The Compensation Committee's policy with regard to executive base salaries is to set total executive compensation, including base salaries, within a competitive range given the Company's aggressive growth strategy. Once generally established, base salaries are adjusted within the competitive range on an individual basis based on past performance. In 1994, the Compensation Committee did not adjust Mr. Allison's base salary. During 1994, the Committee did approve increases of 15% and 16% to the base salaries of Mr. Burns and Mr. Myers, respectively.

Cash Bonuses. The Compensation Committee granted cash bonuses of $175,000 in the aggregate to three executive officers for 1994 in January 1995, including $130,000 to M. Jay Allison, the Company's President and Chief Executive Officer, for their performance with respect to implementing the 1994 acquisition program, in restructuring and strengthening the Company's balance sheet and for the successful oil and gas development activities completed during the year. These 1994 accomplishments, in the opinion of the Committee, substantially enhanced the long-term business and financial prospects of the Company. The size of the bonuses was determined based upon the Compensation Committee's assessment of the contribution of each executive officer. The primary factor considered by the Compensation Committee with respect to the bonuses paid to Mr. Allison was his role in directing the 1994 acquisition program and the restructuring of the Company's balance sheet. An additional factor considered in determining the size of the bonus paid to Mr. Allison was the fact that his base salary had not been increased for the last three fiscal years.

Incentive Plan Awards. During the fiscal year ended December 31, 1994, the Compensation Committee did not make any awards under the Incentive Plan. However, in January 1995, the committee did award options under the Incentive Plan to purchase 97,500 shares of Common Stock, at an exercise price of $3.00 a share, to the Company's executive officers and certain key managerial employees for their performance in 1994. The option exercise price was set at the market price of Common Stock on the date of grant. Of the options awarded in January 1995, options to purchase 82,500 shares of Common Stock were awarded to executive officers and options to purchase 15,000 shares of Common Stock were awarded to other key managerial employees. Of the options awarded to executive officers, options to purchase 50,000 shares of Common Stock were awarded to Mr. Allison. Both the size of grants and the proportion relative to the total number of option shares granted generally increased as a function of the recipient's higher level of responsibility within the Company and individual performance. The rationale for the grants of options, including to grant to Mr. Allison, included superior executive performance in 1994.

Date: April _____, 1995                 Compensation Committee:
                                        Cecil E. Martin, Jr., Chairman
                                        Harold R. Logan
                                        Herbert C. Pell, III

                             EMPLOYMENT AGREEMENTS

     Effective July 1, 1994, the Company entered into employment agreements with M. Jay Allison, the President and Chief Executive Officer of the Company, and Roland O. Burns, Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Under the agreements, the Company agreed to employ each of Messrs. Allison and Burns for a period of twelve months at a minimum base rate of $245,000, and $128,000 per annum, respectively. Each of the agreements provides for the payment of severance benefits in an amount equal to three times the existing annual base salary of the employee upon (i) a change in control followed by (ii) the occurrence of certain specified events, including the assignment of the employee to duties inconsistent with his position immediately prior to the change in control, a reduction in the employee's salary, requiring the employee to be relocated, failure of a purchaser to assume the obligations of the Company under the agreement, failure of the Company to re-elect the employee to the offices held by him immediately prior to a change in control and a breach by the Company (or any successor) of any provisions of the agreement. The severance benefit payments are payable in cash in equal payments (without interest over a period not to exceed twelve months). As defined in the agreements, a "change in control" is deemed to have taken place if (a) without the approval or recommendation of a majority of the then existing Board of Directors of the Company, a third person causes or brings about the removal or resignation of the then existing members of the Board or if a third person causes or brings about an increase in the size of the Board such that the then existing members of the Board thereafter represent a minority of the total number of persons comprising the entire Board; (b) a third person, including a group, becomes the beneficial owner of shares of any class of the Company's stock having 30 percent or more of the total number of votes that may be cast for the election of directors of the Company; (c) any shares or any class of the Company's stock are purchased pursuant to a tender or exchange offer (other than an offer by the Company) or (d) the Company's stockholders approve a merger or other business combination of the Company with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation, or the sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing.

     Additionally, the non-qualified stock options and restricted stock grants awarded to Messrs. Allison, Burns and Myers under the Company's 1991 Long-term Incentive Plan become 100% vested in the event of a change in control of the Company.

                              CERTAIN TRANSACTIONS

     The Company serves as general partner of Comstock DR-II Oil & Gas Acquisition Limited Partnership. For 1993 and 1994, the Company received $87,000 in management fees in each year from the Partnership and earned acquisition fees from the Partnership of approximately $180,000 and $56,000 in 1993 and 1994, respectively. The Company's accounts receivable include approximately $47,000 and $208,000 receivable from the Partnership at December 31, 1993 and 1994, respectively.

     During October through December 1994, the Company purchased an additional 17% working interest in the Bivins Ranch lease covering certain oil and gas properties in the Texas Panhandle field from certain of the Company's shareholders, including trusts for the benefit of two of the Company's directors' family members, certain relatives of one of the Company's directors and other unaffiliated investors. The Company paid for the purchase of such interests by assuming outstanding joint interest payables on the properties aggregating $186,000, paying $365,000 in cash and by granting the Sellers options to purchase an aggregate of 503,557 shares of Common Stock at a price of $5.00 per share. The options expire five years from the date of grant.

                        PRINCIPAL HOLDERS OF SECURITIES

     The following table sets forth certain information, as of April _____, 1995, with respect to the beneficial ownership of Common Stock by stockholders owning more than 5% of the total outstanding shares of Common Stock:

  Name of Beneficial Owner                            Address                      Shares           Percent
- -------------------------------       --------------------------------------    -------------      ----------
  Enron Reserve Acquisition             1400 Smith Street                       2,000,000(1)       13.84%
      Corporation                       Houston, Texas 77251

  Liberty Life Insurance                2000 Wade Hampton                       1,357,153(2)       10.48%
    Corporation                         Greenville, South Carolina 29615

  Trust Company of the West(4)          865 South Figueroa, Suite 1800          1,500,000(3)       10.75%
                                        Los Angeles, CA 90017


__________________________

(1) Includes 2,000,000 shares issuable upon conversion of 1,000,000 shares of the 1994 Series B Convertible Preferred Stock. The ownership reported is based on Form 13-D filings.
(2) Includes 500,000 shares issuable pursuant to stock purchase warrants currently exercisable or exercisable within 60 days of April ____, 1995. The ownership reported is based on Form 13-G filings.
(3) Includes 1,500,000 shares issuable upon conversion of 600,000 shares of the Series 1994 Convertible Preferred Stock.
(4) Trust Company of the West is the investment manager for the following parties: TCW Debt and Royalty Fund IVA - 87,330 shares; TCW Debt and Royalty Fund IVB - 233,310 shares; Delta Master Trust - 58,215 shares; Leland Stanford Junior University - 145,545 shares; Columbia University - 72,780 shares; Searle Trusts Limited Partnership X - 109,155 shares; John
    G. Searle Charitable Trusts Partnership - 43,665 shares; and General Mills, Inc. - 750,000 shares.


                                 PROPOSAL NO. 2
                  RESTATEMENT OF THE ARTICLES OF INCORPORATION

         Since its inception in 1983, the Company has adopted, with stockholder approval, a number of amendments to the original Articles of Incorporation.
The Company desires to memorialize and incorporate all of the amendments in one document. Under Nevada law, stockholder approval is required to restate the Articles of Incorporation. As a result, the Board has approved the adoption of the Restated Articles of Incorporation in the form of Exhibit A to this Proxy Statement and proposes that the stockholders adopt the following resolution:

         "RESOLVED: That the Restated Articles of Incorporation of Comstock Resources, Inc. in the form of Exhibit A to the Company's 1995 Proxy Statement, with such immaterial modifications thereto as the Board of Directors may deem necessary and may be consistent with Nevada law, are hereby approved."

         The Board of Directors recommends that stockholders vote FOR adoption of the Restated Articles of Incorporation. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

                                 PROPOSAL NO. 3
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Company for 1995. Stockholders are being asked to ratify this appointment. Arthur Andersen LLP has served the Company in this capacity since 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS NECESSARY FOR ADOPTION OF THE RESTATED ARTICLES OF INCORPORATION AND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS. ABSTENTIONS WITH RESPECT TO PROPOSAL 2 OR 3 WILL HAVE THE EFFECT OF BEING SUBSTANTIALLY EQUIVALENT TO VOTES AGAINST THE PROPOSAL BECAUSE A MINIMUM NUMBER OF FAVORABLE VOTES, BASED UPON THE NUMBER OF SHARES HELD BY PERSONS PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING, IS REQUIRED FOR APPROVAL AND SUCH SHARES WILL BE CONSIDERED AS ENTITLED TO VOTE ON THE PROPOSAL. BROKER NON-VOTES ON PROPOSAL NO. 2 WILL NOT AFFECT THE OUTCOME OF THE VOTE. SUCH SHARES ARE NOT CONSIDERED TO BE "ENTITLED TO VOTE" ON SUCH MATTERS AND THEREFORE ARE NOT COUNTED IN DETERMINING THE NUMBER OF VOTES ELIGIBLE TO BE CAST FOR THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

         Any proposal which a stockholder intends to present at the Company's annual meeting of stockholders in 1996 must be received by the Company by January ____, 1996, in order to be eligible for inclusion in the proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other than those set forth above which will be presented for action by the stockholders at the meeting, but if any other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgement.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           ROLAND O. BURNS
                                           SECRETARY

Dallas, Texas
April ____, 1995

                                                                      EXHIBIT A.

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            COMSTOCK RESOURCES, INC.

         FIRST: That the name of the corporation is Comstock Resources, Inc.

         SECOND: That the resident agent of the corporation shall be Prentice-Hall Corp. System, and the street address of the corporation's resident agent is 502 E. John Street, Carson City, Nevada 89706.

         THIRD: The nature of the business, or objects, or purposes proposed to be transacted, promoted or carried on by this corporation are as follows: to engage in any legal activity.

         FOURTH: That the amount of the total of the authorized capital stock of the corporation is Thirty-five Million (35,000,000) shares, of which Thirty Million (30,000,000) shares are Common Stock, Fifty Cents ($.50) par value per share, and Five Million shares (5,000,000) are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges, as may be determined by resolution of the Board of Directors of the corporation.

FIFTH: The name of place of residence of each of the incorporators are:

                 James B. Schryver                                  P.O. Box 431
                                                                    Virginia City, NV 89440

                 Peter G. Leonard                                   P.O. Box 431
                                                                    Virginia City, NV 89440

                 Patricia Mathis                                    2600 Baker Drive
                                                                    Carson City, NV 89701

         SIXTH: The corporation is to have perpetual existence.

         SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

         EIGHTH: The number of directors of the corporation shall be as fixed and may be altered from time to time as may be provided in the Bylaws. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the stockholders at an annual or special meeting, as shall be provided in the Bylaws. The first Board of Directors of the corporation are as follows:

           James B. Schryver                                        P.O. Box 431
                                                                    Virginia City, NV 89440

           Barry Standing                                           P.O. Box 26712
                                                                    San Francisco, CA 94126

           F.R. Breen                                               232 Court Street
                                                                    Reno, NV 89501

           S.L. Ziegler                                             8 Swift Court
                                                                    Mill Valley, CA 94941

           F.B. Leonard                                             232 Forest Avenue
                                                                    Glen Ridge, NJ 07028

           R.F. Tobin                                               160 El Monte Court
                                                                    Los Altos, CA 94022

           D.B. Edmondo                                             10 Tweed Terrance
                                                                    San Rafael, CA 94901

         NINTH: The directors from time to time may determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or books or document of the corporation, unless expressly so authorized by statute or by resolution of the stockholders or the directors.

         The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the capital stock of the corporation which is represented in person or by proxy at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders, as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of director's interest, or for any other reason.

         The directors shall also have power, without the assent or vote of the stockholders, to make and alter Bylaws of the corporation; to fix the times for the declaration and payment of dividends; to fix and vary the amount to be served as working capital; to authorize and cause to be executed, mortgages and liens upon all the property of the corporation, or any pay thereof, and from time to time to sell, assign, transfer, pledge or otherwise dispose of any or all its property; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and in their discretion, the directors may use and apply any such surplus or accumulated profits in purchasing or acquiring the bonds or other obligations or shares of capital stock of the corporation, to such extent and in such manner and upon such terms as the directors shall deem expedient; but shares of such capital stock so purchased or acquired may be resold unless such shares shall have been retired for the purpose of decreasing the corporation's capital stock as provided by law.

         In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of the State of Nevada, of this certificate, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been made.

         TENTH: That to the fullest extent permitted under the laws of the State of Nevada, no director or officer of the corporation shall be liable to the corporation or is stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the provisions of this Article Ninth shall not eliminate or limit the liability of any director for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of Nevada Revised Statue 78.300.

FORM OF PROXY:

Preliminary Copy



                            COMSTOCK RESOURCES, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS - MAY 23, 1995

   The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed below the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc. to be held May 23, 1995 at 8:30 a.m. Central Daylight Saving Time and at any adjournment or adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

(1)   Proposal to elect two (2) Class A (term expires in 1998) Directors:
      Franklin B. Leonard and Cecil E. Martin, Jr.

      ___  FOR all nominees listed above (except as marked to the contrary)

      ___  WITHHOLD AUTHORITY to vote for all nominees listed above

      INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR EITHER INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

        ____________________________________________________________

(2)   Proposal to adopt the Restated Articles of Incorporation.

        For ________              Against _______         Abstain _______

(3) Proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for 1995.

        For ________              Against _______         Abstain _______

(4) In their discretion on such other matters as may properly come before the meeting.


- --------------------------------------------------------------------------------


                          (Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.



                         Date Signed: __________________________________________

                         Signature(s):__________________________________________

                         _______________________________________________________

                         Please sign exactly as your name appears on the proxy. If your stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing, and when more than one is named, a majority should sign. If signed by a corporation, its seal should be affixed.



PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.